Exhibit 99.1
Encore Acquisition Company Announces Fourth Quarter and Full Year
2008 Results
FORT WORTH, Texas—(BUSINESS WIRE)—February 10, 2009
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today reported unaudited fourth quarter and full year 2008 results.
The following table highlights certain reported amounts for 2008 as compared to 2007 ($ and shares outstanding in millions, except average price amounts):

	Qtr Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net income	$229.0	$19.4	$430.8	$17.2
Net income excluding certain items	$37.4	$37.9	$249.2	$78.3
Adjusted EBITDAX	$176.6	$139.3	$798.0	$442.6
Oil and natural gas revenues	$165.9	$224.9	$1,124.9	$712.9
Average realized combined price ($/BOE)	$43.13	$65.12	$77.87	$52.66
Average daily production volumes (BOE/D)	41,824	37,530	39,470	37,094
Oil as percentage of total production volumes	68%	73%	70%	71%
Development and exploration costs incurred	$188.9	$101.1	$619.0	$367.6
Unproved acreage costs incurred	$32.7	$11.7	$128.6	$52.3
Weighted average diluted shares outstanding	52.6	54.4	53.4	54.1
Fourth Quarter 2008
Encore’s fourth quarter 2008 production beat the mid-point of previously released guidance by over 1,800 BOE per day, averaging 41,824 BOE per day during the quarter. Daily production volumes consisted of 28,310 Bbls of oil per day and 81,081 Mcf of natural gas per day. This represents an increase of 11 percent over the 37,530 BOE per day produced in the fourth quarter of 2007 with the growth being entirely organic. Net profits interests reduced reported average daily production volumes by approximately 829 BOE per day in the fourth quarter of 2008 versus 1,807 BOE per day in the fourth quarter of 2007.
Encore reported record net income for the fourth quarter of 2008 of $229.0 million ($4.35 per diluted share) as compared to $19.4 million ($0.36 per diluted share) for the fourth quarter of 2007. Encore reported net income excluding certain items for the fourth quarter of 2008 of $37.4 million ($0.71 per diluted share) as compared to $37.9 million ($0.70 per diluted share) for the fourth quarter of 2007. Net income excluding certain items is defined and reconciled to its most directly comparable GAAP measure in the attached financial schedules.

Encore Acquisition Company
Fourth Quarter and Full Year 2008 Earnings
Adjusted EBITDAX increased 27 percent to $176.6 million for the fourth quarter of 2008 as compared to $139.3 million for the fourth quarter of 2007. Adjusted EBITDAX is defined and reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Encore’s oil and natural gas revenues were $165.9 million in the fourth quarter of 2008 as compared to $224.9 million in the fourth quarter of 2007. Higher production volumes were offset by a substantial drop in oil prices, as the average NYMEX oil price fell to $58.52 per barrel (“Bbl”) in the fourth quarter of 2008 from $90.88 per Bbl in the fourth quarter of 2007. The Company’s NYMEX oil differential was $11.89 per Bbl in the fourth quarter of 2008 as compared to $13.02 per Bbl in the fourth quarter of 2007. The Company’s average wellhead oil price, which represents the net price the Company receives for its oil production, was $46.63 per Bbl for the fourth quarter of 2008 as compared to $77.86 per Bbl in the fourth quarter of 2007.
Lease operating expense was $11.72 per BOE in the fourth quarter of 2008, which was lower than the Company’s previously released guidance. This resulted as the Company’s fixed operating costs were spread over higher than expected production volumes.
General and administrative (“G&A”) expenses for the fourth quarter of 2008 were $11.9 million ($3.09 per BOE) versus $12.9 million ($3.74 per BOE) in the fourth quarter of 2007.
Exploration expense increased from $3.9 million in the fourth quarter of 2007 to $8.7 million in the fourth quarter of 2008, as the Company recorded leasehold impairment on a much larger unproved property base, as well as the impairment of minimal acreage positions the Company does not currently plan to drill. Also, the Company recorded a $33.2 million impairment to proved properties in the fourth quarter of 2008 due to additional impairment on its Tuscaloosa Marine Shale appraisal wells.
Full Year 2008
Encore’s oil and natural gas revenues grew to $1.1 billion in 2008, the highest annual revenue ever reported by the Company and a 58 percent increase over the $712.9 million in oil and natural gas revenues reported for 2007.
The increased revenue was attributable to higher production volumes and higher realized prices in 2008 as compared to 2007. Average daily production volumes grew in 2008 to 39,470 BOE per day from 37,094 BOE per day in 2007. Adjusting 2007 production for the divestiture of oil and natural gas properties by the Company in the second quarter of 2007, production grew 15 percent in 2008 over 2007. Oil production represented 70 percent of the Company’s total sales volumes in 2008 as compared to 71 percent in 2007. Net profits interests reduced reported average daily production volumes by approximately 1,530 BOE per day in 2008 versus 1,466 BOE per day in 2007.
In addition to higher production volumes, Encore’s realized oil and natural gas prices also were higher. This was primarily the result of an overall increase in the market price of oil and natural gas in the first half of 2008 as the average NYMEX oil price for the year rose 38 percent to $99.75 per Bbl in 2008 versus $72.45 in 2007. The Company’s NYMEX oil differential widened slightly to $10.17 per Bbl in 2008 from $8.95 per Bbl in 2007, while as a percentage of NYMEX the differential tightened to 10% in 2008 from 12% in 2007. Combining the movement in the NYMEX oil price and the Company’s

Encore Acquisition Company
Fourth Quarter and Full Year 2008 Earnings
differential, the Company’s average wellhead oil price, which represents the net price the Company receives for its oil production, rose 41 percent to $89.58 per Bbl for 2008 from $63.50 per Bbl in 2007.
The Company reported record net income for 2008, which increased to $430.8 million ($8.07 per diluted share) from the $17.2 million ($0.32 per diluted share) reported for 2007. Net income excluding certain items for 2008 increased 218 percent, rising to $249.2 million ($4.67 per diluted share) in 2008 from $78.3 million ($1.45 per diluted share) in 2007. Net income excluding certain items is defined and reconciled to its most directly comparable GAAP measure in the attached financial schedules.
Adjusted EBITDAX also increased to its highest level in Company history, increasing 80 percent to $798.0 million for 2008 as compared to $442.6 million for 2007. Adjusted EBITDAX is defined and reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Lease operating expense was $175.1 million ($12.12 per BOE) for 2008 versus $143.4 million ($10.59 per BOE) for 2007. The increase in the per BOE rate resulted as higher commodity prices in 2008 drove up salaries for experienced workers, service costs, plant operating, and power costs.
G&A expenses for 2008 were $48.4 million ($3.35 per BOE) as compared to $39.1 million ($2.89 per BOE) in 2007.
Exploration expense increased from $27.7 million in 2007 to $39.2 million in 2008, as the Company recorded leasehold impairment on a much larger unproved property base, as well as the impairment of minimal acreage the Company does not currently plan to drill. Also, the Company recorded a $59.5 million impairment to proved properties in 2008 primarily due to impairment on its Tuscaloosa Marine Shale appraisal wells.
The Company completed 296 gross wells (111.9 net) during 2008. The following table summarizes costs incurred related to oil and natural gas properties for the periods indicated:

	Year Ended December 31,
	2008	2007
	(in thousands)
Acquisitions:
Proved properties	$28,729	$787,988
Unproved properties	128,635	52,306
Asset retirement obligations	111	8,251

Total acquisitions	157,475	848,545

Development:
Drilling and exploitation	362,111	270,016
Asset retirement obligations	498	145

Total development	362,609	270,161

Exploration:
Drilling and exploitation	252,104	95,221
Geological and seismic	2,851	1,456
Delay rentals	1,482	776

Total exploration	256,437	97,453

Total costs incurred	$776,521	$1,216,159

Encore Acquisition Company
Fourth Quarter and Full Year 2008 Earnings
Reserves
Total proved oil and natural gas reserves at December 31, 2008 were 185.7 MMBOE, consisting of 134.5 million Bbls of crude oil, condensate, and natural gas liquids and 307.5 billion cubic feet of natural gas. Encore added 21.3 MMBOE of proved reserves during 2008 (before netting out 2008 production and revisions) replacing over 147 percent of its 2008 production. Development and exploration costs averaged $31.03 per BOE (excluding reserve revisions and acquisition costs).
At December 31, 2008, oil reserves accounted for 72 percent of total proved reserves, and 80 percent of total proved reserves are developed. Based on annualized fourth quarter production for 2008, Encore’s ratio of reserves to production is approximately 12.1 years for total proved reserves and 9.7 years for proved developed reserves.
The Company recorded a 52 MMBOE negative financial revision to its proved reserves based primarily on the lower prices of oil and natural gas and higher service costs on December 31, 2008 versus December 31, 2007. The SEC currently requires reserve volumes to be calculated using commodity prices and service costs on December 31. The lower commodity prices and higher service costs at December 31, 2008 had the effect of decreasing the economic life of the Company’s oil and natural gas properties and making development of some previously recorded undeveloped reserves uneconomic. Revisions due to lower prices and higher operating costs were a negative 21 MMBOE. The Company also had negative revisions of 31 MMBOE for undeveloped reserves related to high pressure air projects in the Cedar Creek Anticline as described below.
The following table summarizes the changes in proved reserves (in MBOE):

Total
Proved
Reserves at December 31, 2007	231,328
Purchases of minerals-in-place	1,303
Extensions and discoveries	19,952
Forecast revisions	(411)
Financial revisions	(52,021)
Production	(14,446)

Reserves at December 31, 2008	185,705

Encore’s proved reserve estimates for 100 percent of its properties were prepared by independent petroleum engineers. Reserve replacement was calculated by dividing the sum of reserves extensions, discoveries, improved recovery, and acquisitions by production. Reserve replacement cost was calculated by dividing the sum of development, exploration, and acquisition costs by the sum of reserve extensions, discoveries, improved recovery, and acquisitions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves were not included in the calculation of costs incurred.

Encore Acquisition Company
Fourth Quarter and Full Year 2008 Earnings
High Pressure Air Injection (HPAI)
The 31 MMBOE downward financial revision related to HPAI is due to price and a change of focus to CO2 injection rather than HPAI. The 31 MMBOE of HPAI reserves that have been removed from the proved category are expected to be replaced by 70 MMBOE of probable CO2 reserves across the CCA. A CO2 flood will eventually have lower lifting costs than HPAI and will recover more reserves, resulting in a higher rate of return. Therefore, the Company has changed its strategy with regards to tertiary recovery in the CCA from HPAI to CO2.
The 31 MMBOE financial revision related to HPAI can further be broken down into two parts. The first is a revision of 21 MMBOE of HPAI reserves from projects that are already implemented. HPAI would have ultimately recovered the reserves booked on these projects, but because of the smaller than expected incline in production it would have taken many years. In addition, the high fixed cost of high pressure air would have eroded most of the margin. The second part is a revision of 10 MMBOE of HPAI reserves where capital has not been implemented. Along with removing the current HPAI projects, the Company believes that they will produce more oil and have a better rate of return by reestablishing waterfloods and implementing CO2.
The effects of higher compression and lifting costs made HPAI the highest cost production at Encore. In fact, the incremental lifting costs were as high as $43.00 per BOE at Pennel versus $13.00 per BOE lifting costs for waterflooding. Encore plans to initiate a return to waterflooding in all but the best patterns in the active HPAI areas. This will increase the Company’s annual operating income by about $5 million. By converting to waterfloods from HPAI, there will be no negative effect to production or proved developed producing reserves.
The Company pursued HPAI in the CCA beginning in 2002 because CO2 was not available and HPAI was an attractive alternative. The initial project was successful and continues to be successful; however, the environment is changing in favor of CO2 sequestration, which the Company believes will increase the amount of CO2 available to be used in tertiary recovery projects. Several Rockies CO2 emitters are searching for ways to sequester CO2 that is produced from their operations; therefore, Encore now believes it will be able to secure an economical source of CO2.
Encore has a successful CO2 pilot in the Red River U4 zone on the Cedar Creek Anticline. The Red River U4 contains a target of 70 MMBOE of probable reserves. In addition, the Company will initiate a pilot later this year in Bell Creek and plans to initiate a pilot next year in the Stony Mountain or Red River U6 zones on the Cedar Creek Anticline. All told, the Company has over 200 MMBOE of probable and possible incremental reserves associated with CO2.
CO2 reserves are not eligible to be considered proved until a contract providing for delivery of CO2 has been signed. With a signed contract and a successful pilot program demonstrating the effectiveness of a CO2 flood, reserves become eligible to be moved to proved.
L. Ben Nivens, Senior Vice President and Chief Operating Officer, commented, “We made a strategic decision, prompted by the current economic and political environment, to pursue a future CO2 flood of our CCA properties. As a result, HPAI reserves were removed from the proved undeveloped category and have been replaced with probable and possible CO2 reserves. This decision will lead to a better bottom line and eventually more reserves. 2008 was a positive year in many ways. We are pleased with our organic production growth during 2008 as we were able to derisk several areas of the West Texas JV with ExxonMobil, establish a quality acreage position in two new exciting plays, the Bakken and Haynesville, and organically increase production by 11 percent.”

Encore Acquisition Company
Fourth Quarter and Full Year 2008 Earnings
Operations Update
Ark-LA-Tex
In the fourth quarter of 2008, the Company began its Haynesville shale drilling program with the spudding of its first Haynesville shale well at the Greenwood Waskom field in Caddo Parish, Louisiana. This well reached total depth on January 28, 2009, five days ahead of schedule. The Company plans to complete the well with an 11 stage fracture stimulation in the first quarter of 2009 and recently spud its second horizontal well in the area.
West Texas
Encore continued its successful drilling of deep gas wells in the ExxonMobil joint venture in West Texas. During the fourth quarter of 2008, the Company brought four additional wells online, including the McElroy Ranch 132-62H in the Wilshire Field. This well came online in early December at an initial rate of 8.7 MMcfe per day, which was 5.4 MMcfe per day above the expected rate, and is still producing 7.2 MMcfe per day. The Company exited the year 30 percent over budgeted production volumes at 27 MMcfe per day. Additionally, on December 6, the Company spud an offsetting well to its highly successful Pyote 3-3H well that came online earlier in 2008 at a rate of 13.2 MMcfe per day. Encore plans to complete the offsetting well during the first quarter of 2009.
Bakken/Sanish
In the fourth quarter of 2008, Encore drilled and completed three wells and re-fraced two wells in its highly successful Bakken and Sanish drilling program in the Williston Basin of North Dakota. During 2008, the Company drilled and completed twelve wells in the Bakken and Sanish. The average seven day initial production rate of these wells was 411 BOE per day. Also during 2008, Encore re-fraced a total of six wells in North Dakota. The average thirty day uplift in production rate for these re-frac wells was 118 BOE per day. In the first quarter of 2009, the Company plans to complete its first Sanish well in its Almond prospect. The Almond prospect contains 70,000 net acres and is located near the northeast border of Mountrail County, North Dakota.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “2008 was a great year at Encore from an EBITDAX and production standpoint. We achieved record revenues, cash flow, and net income. We also assembled a first rate hedging portfolio at very advantageous prices, ensuring our 2009 cash flows are protected during this period of depressed commodity prices. We recently released a very efficient capital budget for 2009 that is well within operating cash flow, enabling us to remain nimble and capitalize on opportunities we feel will bring the most value to our shareholders. We plan to maintain production with this budget and have over $200 million of free cash flow. In this depressed commodity price environment, Encore is one of the few companies that will be better at the end of 2009 than at the beginning. Our wells are coming on better than expected; we are replacing low-margin HPAI production with higher margin waterfloods; we are working toward securing a CO2 source for a future CO2 flood in the CCA; and we are drilling our first wells in the prolific Haynesville, Bossier, and Cotton Valley plays.”

Encore Acquisition Company
Fourth Quarter and Full Year 2008 Earnings
Liquidity Update
At December 31, 2008, the Company’s long-term debt, net of discount, was $1.3 billion, including $150 million of 6.25% senior subordinated notes due April 15, 2014, $300 million of 6.0% senior subordinated notes due July 15, 2015, $150 million of 7.25% senior subordinated notes due December 1, 2017, and $725 million of outstanding borrowings under the Company’s revolving credit facilities.
On December 31, 2008, Encore owned 21.4 million units of ENP, including all 0.5 million general partner units, and will receive approximately $10.7 million on February 13, 2009 as a result of ENP’s declared cash distribution on those units.
First Quarter 2009 Outlook
The Company expects the following in the first quarter of 2009:

Average daily wellhead production volumes	41,000 to 42,000 BOE/D
Average daily net profits production volumes	1,450 to 1,650 BOE/D
Average daily reported production volumes	39,350 to 40,550 BOE/D
Oil and natural gas related capital	$125 to $135 million
Lease operating expense	$12.75 to $13.25 per BOE
General and administrative expenses	$3.50 to $4.00 per BOE
Depletion, depreciation, and amortization	$18.00 to $18.50 per BOE
Production, ad valorem, and severance taxes	9.5% of wellhead revenues
Oil differential (% of NYMEX)	-22% of NYMEX oil price
Natural gas differential (% of NYMEX)	3% of NYMEX natural gas price
Income tax expense	38% effective rate
Income tax expense deferred	95% deferred
Conference Call Details
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Wednesday, February 11, 2009 at 7:30 a.m. Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 84408918.
A replay of the conference call will be archived and available via Encore’s website at the above web address or by dialing 800-642-1687 and entering conference ID 84408918. The replay will be available through February 26, 2009. International callers can dial 973-935-8270 for the live broadcast or 706-645-9291 for the replay.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties

Encore Acquisition Company
Fourth Quarter and Full Year 2008 Earnings
with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the benefits of acquisitions and joint venture arrangements, drilling plans, expected net profits interests, the likelihood of acquisitions and dispositions, inventory growth, expected production volumes and decline rates, expected revenues, levels of free cash flow, expected expenses, expected taxes (including the amount of any gain or deferral), expected capital expenditures (including, without limitation, as to amount and property), expected differentials, growth rates, future purchases under the stock repurchase program, the availability of CO2 and reserves associated therewith, and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the ability of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the ability of lenders and derivative counterparties to fulfill their commitments; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
The Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The Company uses certain terms such as “possible”, “probable”, “potential”, “upside”, or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines would prohibit the Company from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and, accordingly, are subject to substantially greater risk of being actually realized by Encore. Investors are

Encore Acquisition Company
Fourth Quarter and Full Year 2008 Earnings
urged to consider closely the disclosures in Encore’s Form 10-K and Forms 10-Q, File No. 1-16295, available from the Company at Encore Acquisition Company, 777 Main Street, Suite 1400, Fort Worth, Texas 76102, Attention: Corporate Secretary. You can also obtain these forms on the SEC’s website at www.sec.gov.
Contacts
Encore Acquisition Company, Fort Worth, TX

Bob Reeves, Chief Financial Officer	Kim Weimer, Investor Relations
817-339-0918	817-339-0886
rcreeves@encoreacq.com	kweimer@encoreacq.com

Encore Acquisition Company
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Oil	$121,442	$185,303	$897,443	$562,817
Natural gas	44,506	39,559	227,479	150,107
Marketing	1,756	14,882	10,496	42,021

Total revenues	167,704	239,744	1,135,418	754,945

Expenses:
Production:
Lease operations	45,102	38,240	175,115	143,426
Production, ad valorem, and severance taxes	14,799	22,835	110,644	74,585
Depletion, depreciation, and amortization	69,138	47,608	228,252	183,980
Impairment of long-lived assets	33,234	—	59,526	—
Exploration	8,745	3,870	39,207	27,726
General and administrative	11,872	12,908	48,421	39,124
Marketing	208	12,942	9,570	40,549
Derivative fair value loss (gain)	(428,329)	44,317	(346,236)	112,483
Provision for doubtful accounts	1,984	1,810	1,984	5,816
Other operating	3,170	7,405	12,975	17,066

Total operating expenses	(240,077)	191,935	339,458	644,755

Operating income	407,781	47,809	795,960	110,190

Other income (expense):
Interest	(18,504)	(20,664)	(73,173)	(88,704)
Other	808	778	3,898	2,667

Total other expense	(17,696)	(19,886)	(69,275)	(86,037)

Income before income taxes and minority interest	390,085	27,923	726,685	24,153
Income tax provision	(123,026)	(12,986)	(241,621)	(14,476)
Minority interest in loss (income) of consolidated partnership	(38,054)	4,490	(54,252)	7,478

Net income	$229,005	$19,427	$430,812	$17,155

Net income per common share:
Basic	$4.43	$0.36	$8.24	$0.32
Diluted	$4.35	$0.36	$8.07	$0.32

Weighted average common shares outstanding:
Basic	51,687	53,261	52,270	53,170
Diluted	52,642	54,392	53,414	54,144
Encore Acquisition Company
Condensed Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31, 2008		December 31, 2008
	EAC Standalone	ENP	EAC Standalone	ENP
Revenues:
Oil	$102,641	$18,801	$749,864	$147,579
Natural gas	38,595	5,911	192,942	34,537
Marketing	1,639	117	5,172	5,324

Total revenues	142,875	24,829	947,978	187,440

Expenses:
Production:
Lease operations	38,269	6,833	146,460	28,655
Production, ad valorem, and severance taxes	12,285	2,514	91,809	18,835
Depletion, depreciation, and amortization	58,833	10,305	190,548	37,704
Impairment of long-lived assets	33,234	—	59,526	—
Exploration	8,677	68	39,026	181
General and administrative	8,192	3,680	36,289	12,132
Marketing	60	148	4,104	5,466
Derivative fair value gain	(309,877)	(118,452)	(249,356)	(96,880)
Provision for doubtful accounts	1,984	—	1,984	—
Other operating	2,871	299	11,650	1,325

Total operating expenses	(145,472)	(94,605)	332,040	7,418

Operating income	$288,347	$119,434	$615,938	$180,022

Encore Acquisition Company
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Year Ended
	December 31,
	2008	2007
	(unaudited)
Net income	$430,812	$17,155
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash and other items	325,743	384,891
Changes in operating assets and liabilities	(93,318)	(82,339)

Net cash provided by operating activities	663,237	319,707

Net cash used in investing activities	(728,346)	(929,556)

Financing activities:
Net proceeds from long-term debt, net of issuance costs	197,839	444,831
Net proceeds from issuance of equity securities	—	193,461
Repurchase of common stock	(67,170)	—
Other	(65,225)	(27,502)

Net cash provided by financing activities	65,444	610,790

Increase in cash and cash equivalents	335	941
Cash and cash equivalents, beginning of period	1,704	763

Cash and cash equivalents, end of period	$2,039	$1,704

Encore Acquisition Company
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007
	(unaudited)
Total assets	$3,633,195	$2,784,561

Liabilities (excluding long-term debt)	$830,136	$593,636
Long-term debt	1,319,811	1,120,236
Minority interest in consolidated partnership	169,120	122,534
Stockholders’ equity	1,314,128	948,155

Total liabilities and stockholders’ equity	$3,633,195	$2,784,561

Working capital (a)	$188,678	$(16,220)

(a)	Working capital is defined as current assets minus current liabilities.

Encore Acquisition Company
Selected Operating Results
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Production volumes:
Oil (MBbls)	2,605	2,519	10,050	9,545
Natural gas (MMcf)	7,459	5,604	26,374	23,963
Combined (MBOE)	3,848	3,453	14,446	13,539

Daily production:
Oil (Bbls/D)	28,310	27,379	27,459	26,152
Natural gas (Mcf/D)	81,081	60,910	72,060	65,651
Combined (BOE/D)	41,824	37,530	39,470	37,094

Average realized prices:
Oil (per Bbl)	$46.63	$73.57	$89.30	$58.96
Natural gas (per Mcf)	5.97	7.06	8.63	6.26
Combined (per BOE)	43.13	65.12	77.87	52.66

Average costs per BOE:
Lease operations expense	$11.72	$11.08	$12.12	$10.59
Production, ad valorem, and severance taxes	3.85	6.61	7.66	5.51
Depletion, depreciation, and amortization	17.97	13.79	15.80	13.59
Impairment of long-lived assets	8.64	—	4.12	—
Exploration	2.27	1.12	2.71	2.05
General and administrative	3.09	3.74	3.35	2.89
Derivative fair value loss (gain)	(111.32)	12.83	(23.97)	8.31
Provision for doubtful accounts	0.52	0.52	0.14	0.43
Other operating	0.82	2.14	0.90	1.26
Marketing gain	(0.40)	(0.56)	(0.06)	(0.11)

	Three Months Ended		Year Ended
	December 31, 2008		December 31, 2008
	EAC Standalone	ENP	EAC Standalone	ENP
Production volumes:
Oil (MBbls)	2,203	402	8,395	1,655
Natural gas (MMcf)	6,483	976	22,449	3,925
Combined (MBOE)	3,283	565	12,137	2,309

Daily production:
Oil (Bbls/D)	23,939	4,371	22,938	4,521
Natural gas (Mcf/D)	70,475	10,606	61,337	10,723
Combined (BOE/D)	35,685	6,139	33,162	6,308

Average realized prices:
Oil (per Bbl)	$46.58	$46.75	$89.32	$89.19
Natural gas (per Mcf)	5.95	6.06	8.59	8.80
Combined (per BOE)	43.02	43.75	77.68	78.88

Average costs per BOE:
Lease operations expense	$11.66	$12.10	$12.07	$12.41
Production, ad valorem, and severance taxes	3.74	4.45	7.56	8.16
Depletion, depreciation, and amortization	17.92	18.25	15.70	16.33
Impairment of long-lived assets	10.12	—	4.90	—
Exploration	2.64	0.12	3.22	0.08
General and administrative	2.50	6.52	2.99	5.25
Derivative fair value gain	(94.39)	(209.73)	(20.55)	(41.96)
Provision for doubtful accounts	0.60	—	0.16	—
Other operating	0.87	0.53	0.96	0.57
Marketing loss (gain)	(0.48)	0.05	(0.09)	0.06

Encore Acquisition Company
Derivative Summary as of February 10, 2009
(unaudited)
Oil Derivative Contracts (b) (c)

	Average	Weighted	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
2009
	11,630	$110.00	—	$—	440	$97.75	2,000	$90.46
	8,000	80.00	—	—	—	—	500	89.39
	—	—	—	—	—	—	1,000	68.70
	—	—	(5,000)	50.00	—	—	—	—
2010
	880	80.00	—	—	440	93.80	—	—
	2,000	75.00	—	—	1,500	75.48	—	—
	3,000	60.00	—	—	500	65.60	—	—
	1,000	56.00	—	—	—	—	2,000	60.48
2011
	1,880	80.00	—	—	1,440	95.41	—	—
	1,000	70.00	—	—	—	—	—	—
Natural Gas Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
2009
	3,800	$8.20	—	$—	3,800	$9.83	—	$—
	3,800	7.20	—	—	5,000	7.45	—	—
	6,800	6.57	—	—	15,000	6.63	—	—
	15,000	5.64	—	—			—	—
2010
	3,800	8.20	—	—	3,800	9.58	—	—
	4,698	7.26	—	—	—	—	902	6.30
2011
	898	6.76	—	—	—	—	902	6.70
2012
	898	6.76	—	—	—	—	902	6.66
Interest Rate Swaps

	Notional	Fixed	Floating
Period	Amount	Rate	Rate
	(in thousands)
Feb. 2009 - Jan. 2011	$50,000	3.1610%	1-month LIBOR
Feb. 2009 - Jan. 2011	25,000	2.9650%	1-month LIBOR
Feb. 2009 - Jan. 2011	25,000	2.9613%	1-month LIBOR
Feb. 2009 - Mar. 2012	50,000	2.4200%	1-month LIBOR

(b)	Oil prices represent NYMEX WTI monthly average prices. Natural gas contracts are written at various market indices which may differ substantially from equivalent NYMEX prices.

(c)	From time to time, Encore sells floors with a strike price below the strike price of the purchased floors in order to partially finance the premiums paid on the purchased floors, thereby entering into a floor spread. In the above table, the purchased floor component of these floor spreads are shown net and included with Encore’s other floor contracts. In addition to the floor contracts shown above for 2009, Encore has a floor contract for 1,000 Bbls/D at $63.00 per Bbl and a short floor contract for 1,000 Bbls/D at $65.00 per Bbl.

Encore Acquisition Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)
     This press release includes a discussion of “Adjusted EBITDAX”, which is a non-GAAP financial measure. The following table provides reconciliations of “Adjusted EBITDAX” to net income and net cash provided by operating activities, Encore’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net income	$229,005	$19,427	$430,812	$17,155
Depletion, depreciation, and amortization	69,138	47,608	228,252	183,980
Impairment of long-lived assets	33,234	—	59,526	—
Non-cash equity-based compensation	4,152	3,207	14,115	15,997
Exploration	8,745	3,870	39,207	27,726
Interest expense and other	17,696	19,886	69,275	86,037
Income taxes	123,026	12,986	241,621	14,476
Minority interest in income (loss) of consolidated partnership	38,054	(4,490)	54,252	(7,478)
Payments of deferred commodity premiums	(8,362)	(6,976)	(39,184)	(26,195)
Non-cash derivative fair value loss (gain)	(338,117)	43,802	(299,914)	130,910

Adjusted EBITDAX	176,571	139,320	797,962	442,608
Change in operating assets and liabilities	(23,660)	(13,539)	(71,036)	(29,159)
Other non-cash expenses	(4,634)	11,434	2,024	23,407
Interest expense and other	(17,696)	(19,886)	(69,275)	(86,037)
Current income taxes	(65)	(1,772)	(9,007)	(1,888)
Cash exploration expense	(1,570)	(894)	(4,333)	(2,239)
Payments of deferred commodity premiums	8,362	6,976	39,184	26,195
Purchased options	(3,058)	(15,576)	(22,282)	(53,180)

Net cash provided by operating activities	$134,250	$106,063	$663,237	$319,707

     “Adjusted EBITDAX” is used as a supplemental financial measure by Encore’s management and by external users of Encore’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of Encore’s assets without regard to financing methods, capital structure, or historical cost basis; (2) the ability of Encore’s assets to generate cash sufficient to pay interest costs and support its indebtedness; (3) Encore’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     “Adjusted EBITDAX” should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. Encore’s definition of “Adjusted EBITDAX” may not be comparable to similarly titled measures of another entity because all entities may not calculate “Adjusted EBITDAX” in the same manner.
     This press release also includes a discussion of “net income excluding certain items”, which is a non-GAAP financial measure. The following tables provide a reconciliation of “net income excluding certain items” to net income, Encore’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended December 31,
	2008		2007
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income	$229,005	$4.35	$19,427	$0.36
Add: OCI amortization and change in fair value in excess of premiums	(340,500)	(6.47)	26,540	0.48
Less: tax benefit on OCI amortization and change in fair value in excess of premiums	126,905	2.41	(9,891)	(0.18)
Add: non-cash unit-based compensation related to ENP’s management incentive units	1,583	0.03	1,058	0.02
Less: change in minority interest related to ENP’s management incentive units	(519)	(0.01)	(431)	(0.01)
Add: impairment of long-lived assets	33,234	0.63	—	—
Less: tax benefit on impairment of long-lived assets	(12,323)	(0.23)	—	—
Add: loss on divestiture of oil and natural gas properties	—	—	1,904	0.04
Less: tax benefit on divestiture of oil and natural gas properties	—	—	(709)	(0.01)

Net income excluding certain items	$37,385	$0.71	$37,898	$0.70

	Year Ended December 31,
	2008		2007
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income	$430,812	$8.07	$17,155	$0.32
Add: OCI amortization and change in fair value in excess of premiums	(354,262)	(6.63)	83,417	1.54
Less: tax benefit on OCI amortization and change in fair value in excess of premiums	132,036	2.47	(31,089)	(0.58)
Add: non-cash unit-based compensation related to ENP’s management incentive units	4,757	0.09	6,804	0.13
Less: change in minority interest related to ENP’s management incentive units	(1,581)	(0.03)	(2,627)	(0.05)
Add: impairment of long-lived assets	59,526	1.11	—	—
Less: tax benefit on impairment of long-lived assets	(22,122)	(0.41)	—	—
Add: loss on divestiture of oil and natural gas properties	—	—	7,361	0.14
Less: tax benefit on divestiture of oil and natural gas properties	—	—	(2,743)	(0.05)

Net income excluding certain items	$249,166	$4.67	$78,278	$1.45

     Encore believes that the exclusion of these items enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     “Net income excluding certain items” should not be considered an alternative to net income, operating income, net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. Encore’s definition of “net income excluding certain items” may not be comparable to similarly titled measures of another entity because all entities may not calculate “net income excluding certain items” in the same manner.